Exhibit 99.1

Media Contact:	William H. Galligan, (816) 983-1551
bgalligan@kcsouthern.com

KCS Announces Establishment of $100 Million KCSM Credit Agreement and

Redemption of $64 Million of KCSM Senior Notes

Kansas City, Missouri – August 31, 2010 – Kansas City Southern (“KCS” or the “Company”) (NYSE: KSU) today announced the establishment of a $100 million revolving credit facility for Kansas City Southern de Mexico, S.A. de C.V. (KCSM). This credit facility will improve liquidity and financial flexibility at KCSM. In addition, KCSM has called for redemption of the remaining $63.7 million of its 9.375% Senior Notes due 2012. Year to date debt reduction, including the redemption of the KCSM notes, will total approximately $337 million, in line with the previously announced debt reduction plan.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.